NON-RECOURSE ASSIGNMENT AND TRANSFER
OF STOCK CERTIFICATE
AND OF MEMBERSHIP INTERESTS

This agreement is made by and between Founders Industries, Inc., ("Founders"), and H & M Investment Co. ("H&M"), effective the 1st day of July, 2002.

Founders is the sole owner of the following companies:

          Simpco, Inc., a Texas corporation
          P & A Remediation, LLC., a Texas limited liability company
          P & A Remediation, LLC., an Oklahoma limited liability company

Founders warrants that such ownership is free and clear of any and all encumbrances and restrictions on transfer.

For good consideration, Founders hereby sells, assigns, and transfers to H&M all of its right, title and interest , in an to its 100% ownership of these companies, represented by the execution of assignments of the following certificates:
-	Stock certificate #010 of Simpco, Inc.
-	Membership certificate #003 of P & A Remediation, LLC (Texas)
-	Membership certificate #003 of P & A Remediation, LLC (Oklahoma)

H&M acknowledges that its receipt of ownership of these companies, includes assets owned by each company, subject to the liabilities owed by each company. H&M further acknowledges that this assignment is totally without recourse against Founders, its successors or assigns, as to any matter, including but not limited to the liabilities, known or unknown, of the companies.

H&M agrees to hold harmless and defend Founders, its successors and assigns, against any claim or assertion by any creditor, known or unknown, of the companies it has acquired from Founders by this instrument and agreement.

SIGNED (as if, although not necessarily on) this 1st day of July, 2003

By:  /s/ Larry Bubenik
     Larry Bubenik

_______________________________________
_______________________________________

FOUNDERS INDUSTRIES, INC.

By:  /s/ Bryan L. Walker
      Authorized Officer

1026 West Main Street, Suite 104
Lewisville, Texas 75067